Exhibit 99.1

Windtree Therapeutics Reports Third Quarter 2020

Financial Results and Provides Key Business Updates

WARRINGTON, PA – November 16, 2020 – Windtree Therapeutics, Inc. (NasdaqCM: WINT), a biotechnology and medical device company focused on advancing multiple late-stage interventions for acute cardiovascular and pulmonary disorders, today reported financial results for the third quarter ended September 30, 2020 and provided key business updates.

Key Business and Financial Updates

●

Announced the dosing of the first patient in the Company’s Phase 2 study of istaroxime for the acute treatment of early cardiogenic shock. The Phase 2 study is an international, randomized, double blind, placebo controlled study to assess the effect of istaroxime in patients with early cardiogenic shock due to heart failure. This study will include 60 patients (30 assigned to istaroxime and 30 assigned to placebo) receiving study drug infusion over 24 hours. The primary endpoint is the change in systolic blood pressure over six hours after initiating the infusion. Secondary endpoints will include characterization of blood pressure changes over 24 hours, the number of patients requiring rescue therapy (vasopressors, inotropes or mechanical devices), assessment of renal function and measures associated with safety and tolerability.

●

Announced U.S. Food and Drug Administration (FDA) acceptance of an Investigational New Drug application for a Phase 2 clinical trial studying lyophilized lucinactant, its synthetic KL4 surfactant, in COVID-19 associated lung injury and acute respiratory distress syndrome (ARDS) patients. The initial study will evaluate changes in physiological parameters in patients who are intubated and mechanically ventilated for COVID-19 associated lung injury and ARDS. The study will evaluate the dosing regimen, tolerability, and functional changes in gas exchange and lung compliance after KL4 surfactant administration. The Company plans to enroll up to 20 patients with COVID-19 and ARDS who are on mechanical ventilation, from 4 to 5 U.S. sites beginning in the fourth quarter with results expected in one to two quarters.

●

With Windtree focused on KL4 surfactant development in COVID-19 lung Injury, it has been decided Lee’s Pharmaceutical (HK) (the license partner for KL4 surfactant in Asia) will execute the AEROSURF bridge study in premature infants with respiratory distress syndrome (RDS) within its licensed territory. Lee’s will continue to fund clinical development of Aerosurf with Windtree providing technical support.

●	Presented a corporate overview at the virtual H.C. Wainwright 22nd Annual Global Investment Conference in September.

“Windtree has made significant progress on advancing our clinical and regulatory goals over the past quarter,” said Craig Fraser, president, and chief executive officer of Windtree. “With the IND acceptance by the FDA, we expect to start our clinical trial for the treatment of COVID-19 associated lung injury in the next several weeks. We are working with top insitutions and investigators and both interest and urgency for the study has only increased given the recent surge in COVID-19 rates and the further understanding of the harmful impact of the virus on these patients’ lungs. In the third quarter we were also pleased to start dosing in our Phase 2 trial of istaroxime for the treatment of early cardiogenic shock in heart failure patients and will continue to work to expand sites to ramp enrollment for this trial globally. We continue to focus on the successful execution of our planned upcoming milestones this quarter, and anticipate 2021 to be another meaningful year with important milestones and pipeline progress including the planned start of the next acute heart failure study with istaroxime.”

Select Financial Results for the Third Quarter ended September 30, 2020

For the third quarter ended September 30, 2020, the Company reported an operating loss of $8.7 million, compared to an operating loss of $7.2 million in the third quarter of 2019.

Research and development expenses were $3.9 million for the third quarter of 2020, compared to $3.8 million for the third quarter of 2019. The increase in research and development expenses is primarily due to increases in clinical program costs.

General and administrative expenses for the third quarter of 2020 were $4.8 million, compared to $3.4 million for the third quarter of 2019. The increase in general and administrative expenses is primarily due to an increase in professional fees and $0.9 million in severance costs associated with the departure of two exectuives during the third quarter of 2020.

The Company reported a net loss of $9.0 million ($0.54 per basic share) on 16.6 million weighted-average common shares outstanding for the quarter ended September 30, 2020, compared to a net loss of $7.1 million ($0.66 per basic share) on 10.7 million weighted average common shares outstanding for the comparable period in 2019.

As of September 30, 2020, the Company reported cash and cash equivalents of $22.4 million which is expected to be sufficient to fund operations through at least the next twelve months.

Readers are referred to, and encouraged to read in its entirety, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which will be filed with the Securities and Exchange Commission on November 16, 2020, which includes detailed discussions about the Company’s business plans and operations, financial condition and results of operations.

About Windtree Therapeutics

Windtree Therapeutics, Inc. is advancing multiple late-stage interventions for acute cardiovascular and pulmonary disorders to treat patients in moments of crisis. Using new clinical approaches, Windtree is developing a multi-asset franchise anchored around compounds with an ability to activate SERCA2a, with lead candidate istaroxime being developed as a first-in-class treatment for acute heart failure and early cardiogenic shock in heart failure. Windtree has also focused on developing AEROSURF® as a non-invasive surfactant treatment for premature infants with respiratory distress syndrome, and is facilitating transfer of clinical development of AEROSURF® to its licensee in Asia, Lee’s HK, while Windtree evaluates other uses for its synthetic KL4 surfactant for the treatment of acute pulmonary conditions including lung injury due to COVID-19 infection. Also in its portfolio is rostafuroxin, a novel precision drug product targeting hypertensive patients with certain genetic profiles.

For more information, please visit the Company's website at www.windtreetx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The Company may, in some cases, use terms such as "predicts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are based on information available to the Company as of the date of this press release and are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company's current expectations. Examples of such risks and uncertainties include: risks and uncertainties associated with the ongoing economic and social consequences of the COVID-19 pandemic, including any adverse impact on the Company's clinical trials or disruption in supply chain; the success and advancement of the clinical development programs for istaroxime, AEROSURF®, KL4 surfactant and the Company's other product candidates; the Company's ability to secure significant additional capital as and when needed; the Company's ability to access the debt or equity markets; the Company's ability to manage costs and execute on its operational and budget plans; the results, cost and timing of the Company's clinical development programs, including any delays to such clinical trials relating to enrollment or site initiation; risks related to technology transfers to contract manufacturers and manufacturing development activities; delays encountered by the Company, contract manufacturers or suppliers in manufacturing drug products, drug substances, aerosol delivery systems (ADS) and other materials on a timely basis and in sufficient amounts; risks relating to rigorous regulatory requirements, including that: (i) the FDA or other regulatory authorities may not agree with the Company on matters raised during regulatory reviews, may require significant additional activities, or may not accept or may withhold or delay consideration of applications, or may not approve or may limit approval of the Company's product candidates, and (ii) changes in the national or international political and regulatory environment may make it more difficult to gain regulatory approvals and risks related to the Company's efforts to maintain and protect the patents and licenses related to its product candidates; risks related to the size and growth potential of the markets for the Company's product candidates, and the Company's ability to service those markets; the Company's ability to develop sales and marketing capabilities, whether alone or with potential future collaborators; and the rate and degree of market acceptance of the Company's product candidates, if approved. These and other risks are described in the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. Any forward-looking statements that the Company makes in this press release speak only as of the date of this press release. The Company assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact Information:

Monique Kosse

LifeSci Advisors

212.915.3820 or monique@lifesciadvisors.com

Media contact:

Darren Opland, Ph.D.

LifeSci Communications

646.627.8387 or darren@lifescicomms.com

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30, 2020	December 31, 2019
	Unaudited
ASSETS
Current Assets:
Cash and cash equivalents	$22,356	$22,578
Prepaid expenses and other current assets	1,692	1,283
Total current assets	24,048	23,861

Property and equipment, net	702	798
Restricted cash	154	154
Operating lease right-of-use assets	855	1,390
Intangible assets	77,090	77,090
Goodwill	15,682	15,682
Total assets	$118,531	$118,975

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$726	$1,708
Collaboration and device development payable, net	-	1,972
Accrued expenses	4,279	3,226
Operating lease liabilities - current portion	605	750
Loans payable - current portion	704	161
Total current liabilities	6,314	7,817

Operating lease liabilities - non-current portion	358	794
Loans payable - non-current portion	2,364	4,608
Restructured debt liability - contingent milestone payments	15,000	15,000
Other liabilities	2,400	-
Deferred tax liabilities	16,370	15,821
Total liabilities	42,806	44,040

Stockholders' Equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding at September 30, 2020 and December 31, 2019	-	-
Common stock, $0.001 par value; 120,000,000 shares authorized at September 30, 2020 and December 31, 2019; 16,921,506 and 13,697,419 shares issued at September 30, 2020 and December 31, 2019, respectively; 16,921,482 and 13,697,395 shares outstanding at September 30, 2020 and December 31, 2019, respectively	17	14
Additional paid-in capital	788,996	763,097
Accumulated deficit	(710,234)	(685,122)
Treasury stock (at cost); 24 shares	(3,054)	(3,054)
Total stockholders' equity	75,725	74,935
Total liabilities & stockholders' equity	$118,531	$118,975

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Revenues:
License revenue with affiliate	$-	$-	$-	$198
Total revenues	-	-	-	198

Expenses:
Research and development	3,882	3,792	11,838	10,547
General and administrative	4,823	3,395	11,518	9,990
Total operating expenses	8,705	7,187	23,356	20,537
Operating loss	(8,705)	(7,187)	(23,356)	(20,339)

Other (expense) income:
Interest income	21	25	115	124
Interest expense	(46)	(105)	(121)	(358)
Other (expense) income, net	(290)	141	(1,750)	473
Total other (expense) income, net	(315)	61	(1,756)	239

Net loss	$(9,020)	$(7,126)	$(25,112)	$(20,100)

Net loss per common share
Basic and diluted	$(0.54)	$(0.66)	$(1.65)	$(1.87)

Weighted average number of common shares outstanding
Basic and diluted	16,579	10,730	15,228	10,724